EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Oceana Therapeutics, Inc.

Years Ended December 31, 2010 and 2009

With Report of Independent Auditors

Oceana Therapeutics, Inc.

Consolidated Financial Statements

Years Ended December 31, 2010 and 2009

Report of Independent Auditors

The Board of Directors and Stockholders

Oceana Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Oceana Therapeutics, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing our opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oceana Therapeutics, Inc. at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

May 25, 2011

Oceana Therapeutics, Inc.

Consolidated Balance Sheets

	December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$7,304,742	$8,738,750
Restricted cash	475,000	825,000
Accounts receivable, net of reserves	4,996,785	2,518,719
Inventory	1,911,809	1,782,432
Prepaid expenses and other current assets	667,855	368,019

Total current assets	15,356,191	14,232,920

Property and equipment, net	453,601	626,598
Restricted cash	100,000	151,751
Intangible assets	59,762,817	69,275,100
Other assets	47,987	98,327

Total assets	$75,720,596	$84,384,696

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,334,452	$4,651,619
Other current liabilities	68,631	50,233

Total current liabilities	6,403,083	4,701,852

Other liabilities	211,508	272,214
Deferred taxes	1,127,351	862,498
Contingent liability from acquisition	16,087,250	14,480,000

Total liabilities	23,829,192	20,316,564

Commitments and contingencies

Stockholders’ equity:
Common stock; $0.0001 par value; 77,250,000 shares authorized, issued and outstanding at December 31, 2010	—	—
Additional paid-in capital	77,250,000	77,250,000
Other comprehensive (loss) income	(157,895)	30,855
Accumulated deficit	(25,200,701)	(13,212,723)

Total stockholders’ equity	51,891,404	64,068,132

Total liabilities and stockholders’ equity	$75,720,596	$84,384,696

See accompanying notes to consolidated financial statements.

Oceana Therapeutics, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2010	2009

Net revenue	$31,587,385	$17,655,803
Cost of goods sold	18,152,689	10,432,167

Gross profit	13,434,696	7,223,636

Expenses:
Selling, general and administrative expenses	18,516,517	12,002,507
Research and development expenses	4,904,420	2,770,224
Net change in contingent consideration	1,607,250	—
Direct acquisition costs	—	3,437,022

Loss from operations	(11,593,491)	(10,986,117)

Interest income	9,380	5,409
Other expense	(139,014)	—

Loss before income tax	(11,723,125)	(10,980,708)

Provision for income taxes	(264,853)	(862,498)

Net loss	$(11,987,978)	$(11,843,206)

See accompanying notes to consolidated financial statements.

Oceana Therapeutics, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit)

	Pre-Recapitalization					Post-Recapitalization
	Preferred Stock			Common Stock		Common Stock		Additional Paid-in	Accumulated	Other Comprehensive
	Shares	Series A		Shares	Series B	Shares	Amount	Capital	Deficit	(Loss) Income	Total

Balance at December 31, 2008	3,000,000		$2,926,666	875,000	$88	—	$—	$—	$(1,042,462)	$—	$(1,042,374)
Retirement of founders’ shares	(3,000,000)		(2,926,666)	(875,000)	(88)	—	—	—	—	—	(88)
Issuance of common shares	—		—	—	—	100	—	77,250,000	—	—	77,250,000
Accretion of issuance cost									(73,247)		(73,247)
Preferred dividends	—		—	—	—	—	—	—	(253,808)	—	(253,808)
Change in fair value of cash flow hedges	—		—	—	—	—	—	—	—	(42,567)	(42,567)
Foreign translation adjustments	—		—	—	—	—	—	—	—	73,422	73,422
Net loss	—		—	—	—	—	—	—	(11,843,206)	—	(11,843,206)

Total comprehensive loss											(11,812,351)

Balance as of December 31, 2009	—		—	—	—	100	—	77,250,000	(13,212,723)	30,855	64,068,132
Change in fair value of cash flow hedges	—		—	—	—	—	—	—	—	63,630	63,630
Foreign translation adjustments	—		—	—	—	—	—	—	—	(252,380)	(252,380)
Net loss	—		—	—	—	—	—	—	(11,987,978)	—	(11,987,978)

Total comprehensive loss											(12,176,728)

Balance as of December 31, 2010	—	$		—	$—	100	$—	$77,250,000	$(25,200,701)	$(157,895)	$51,891,404

See accompanying notes to consolidated financial statements.

Oceana Therapeutics, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2010	2009
Operating activities
Net loss	$(11,987,978)	$(11,843,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,593,479	5,477,311
Deferred taxes	264,853	862,498
Other	50,340	(42,567)
Changes in operating assets and liabilities:
Accounts receivable	(2,478,066)	(2,518,719)
Inventory	(129,377)	(1,782,432)
Security deposit	401,751	(750,000)
Prepaid expenses and other current assets	(299,836)	(332,720)
Other noncurrent assets and liabilities	—	(125,724)
Accounts payable and accrued expenses	1,682,833	4,582,175
Contingent consideration	1,607,250	—
Deferred rent	(33,945)	59,973

Net cash used in operating activities	(1,328,696)	(6,413,411)

Investing activities
Additions to fixed assets	(42,114)	(527,969)
Acquisition of business	—	(60,163,013)

Net cash used in investing activities	(42,114)	(60,690,982)

Financing activities
Proceeds from issuance of common stock	—	77,250,000
Retirement of founder preferred and common stock	—	(3,000,088)
Dividends paid on retired preferred stock	—	(253,808)
Borrowings, net of repayment and discounts	—	36,935

Net cash provided by financing activities	—	74,033,039

Effect of exchange rate changes on cash	(63,198)	73,422

Net (decrease) increase in cash and cash equivalents	(1,434,008)	7,002,068
Cash and cash equivalents at beginning of year	8,738,750	1,736,682

Cash and cash equivalents at end of year	$7,304,742	$8,738,750

See accompanying notes to consolidated financial statements.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements

December 31, 2010

1. Organization and Description of Business

Oceana Therapeutics, Inc. (“Oceana” or the “Company”) was incorporated on March 19, 2008 (inception) in the State of Delaware for the purpose of selling and marketing specialty pharmaceutical and medical device products. On May 13, 2008, Oceana issued $3,000,000 of Series A Convertible Preferred Stock (the “Series A Preferred”), the proceeds of which were designated for general corporate purposes.

On June 3, 2009, Oceana initiated a recapitalization and completed the acquisition of Q-Med Scandinavia, Inc. (“QMSI”). Pursuant to the recapitalization, the Company issued $77.3 million of common stock to (1) redeem the Series A Preferred and pay accrued dividends thereon; (2) finance the acquisition of QMSI; (3) provide funds to pay fees and expenses associated with the recapitalization and QMSI acquisition; and (4) provide funds for general corporate purposes. Following the recapitalization and QMSI acquisition, Oceana became a wholly owned subsidiary of Oceana Therapeutics, LLC.

Concurrent with the recapitalization, the Company acquired the stock of QMSI and its wholly owned subsidiary from Q-Med AB. The QMSI acquisition resulted in, among other things, the Company gaining worldwide marketing rights and associated sales and marketing infrastructure for two medical device products – Deflux® and Solesta®. Deflux is sold worldwide for the treatment of a severe pediatric urinary condition. Solesta, a treatment for a gastro-enterological condition, is approved for sale in Canada and the European Union, but is not yet approved for sale in the United States. The pivotal clinical trial for Solesta was ongoing at the time of the QMSI acquisition and completed in November 2009.

As of December 31, 2010, Oceana and its consolidated subsidiaries include Oceana and Oceana Therapeutics Limited, a wholly owned subsidiary of Oceana.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Oceana and its wholly owned subsidiary, Oceana Therapeutics Limited. Intercompany transactions and balances are eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. The most significant assumptions are employed in estimates used in determining allowances for doubtful accounts, valuation of intangible assets fee-for-service and product returns, as well as estimates used in applying the Company’s revenue recognition policy. The Company is subject to risks and uncertainties that may cause actual results to differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents.

Restricted Cash

The Company had restricted cash of $575,000 and $976,751 at December 31, 2010 and 2009, respectively, which is included in restricted cash on the consolidated balance sheets. On July 1, 2008, the Company entered into a lease for office space in Edison, New Jersey. Restricted cash of $175,000 and $225,000 at December 31, 2010 and 2009, respectively, collateralizes outstanding letters of credit associated with this lease. The funds are invested in certificates of deposit. The letter of credit permits draws by the landlord to cure defaults by the Company. The amount of the letter of credit is subject to reduction on each anniversary date commencing July 1, 2010. As such, the security deposit was reduced to $175,000.

During 2009, the Company began actively hedging its foreign exchange transaction exposure. In connection with this activity, the Company established a guidance line for foreign exchange transactions with a financial institution, the credit and delivery exposure of which was collateralized with a $750,000 certificate of deposit, in the event the Company defaults in its obligations under these foreign exchange contracts. In 2010, this collateral was reduced to $400,000.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowance for doubtful accounts and other sales allowances and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The allowance for doubtful accounts is determined based on historical experience, along with the present knowledge of potentially uncollectible accounts. Account balances are charged off against the allowance when the Company determines that it is probable the receivable will not be recovered.

Fair Value of Financial Instruments

The Company records certain asset and liability balances under the fair value measurements as defined by current accounting guidance. Current Financial Accounting Standards Board (“FASB”) fair value guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, current FASB guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions that market participant assumptions would use in pricing assets or liabilities (unobservable inputs classified within Level 3 of the hierarchy).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high-credit quality financial institutions.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

One customer accounted for 70% and 67% of net revenues for 2010 and 2009, respectively. One customer accounted for 35% and 81% of accounts receivable net of reserves at December 31, 2010 and 2009, respectively.

Inventory

Inventory, consisting of finished goods, stated at the lower of cost or market. Cost is determined using a weighted-average approach, which approximates the first-in, first-out method. If the cost of the inventories exceeds their expected market value, provisions are recorded for the difference between the cost and the market value.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated over the estimated useful lives of the respective assets, which range from three to five years, or the lesser of the related initial term of the lease or useful life for leasehold improvements.

The initial cost of property and equipment consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the fixed assets have been put into operation, such as repairs and maintenance, are charged to earnings in the period in which the costs are incurred. Major replacements, improvements and additions are capitalized in accordance with Company policy.

Long-Lived Assets

The Company reviews the carrying value of indefinite-lived intangible assets periodically and whenever indicators of impairment are present. Long-lived assets used in operations and amortizing intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and the fair value. The Company does not believe that there has been any impairment of the carrying value of any long-lived assets as of December 31, 2010.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Intangible Assets

The Company allocated the cost of its acquired company to the identifiable tangible and intangible assets and liabilities acquired with the remaining amount classified as goodwill, if any. Since the entity the Company has acquired does not have significant tangible assets, a significant portion of the purchase price has been allocated to intangible assets. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, consultations with an accredited independent valuation consultant, reviews of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the market participant cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of the intangible assets, and potentially result in a different impact to the Company’s consolidated results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments, thereby impacting the fair value of these assets, which could result in an impairment of the goodwill and acquired intangible assets. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.

Revenue Recognition

The Company distributes Deflux® in the United States through a sole source distribution model. Under this model, the Company sells Deflux to its sole source distributor, Curascripts, SD, a subsidiary of Express Scripts, Inc. (“Curascripts”) which then sells Deflux directly to hospitals and surgical centers. The Company’s agreement with Curascripts, which QMSI initially entered into in September 2001, provides that Curascripts will be the Company’s exclusive distributor of Deflux in the United States. The Company recognizes revenue when Curascript sells its product to the end-users (i.e. hospitals and surgical centers). The agreement was renewed for additional two-year periods and expires on September 17, 2013.

Outside of the United States, the Company sells Deflux and Solesta either directly to hospitals or to wholesalers or international distributors, which then sell Deflux or Solesta to end-users. From June 3, 2009 through December 31, 2009, a majority of the sales of Deflux and Solesta were made by Q-Med AB on behalf of the Company. Beginning in November 2009 the Company began transitioning sales and inventory logistics to The Movianto Group (a group of companies owned by Celesio AG) pursuant to a Master Services Agreement dated as of September 1, 2009. The Company recognizes revenue from such sales outside the United States when the end-users purchase the product.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company does not recognize revenue from product sales until there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed and determinable, the buyer is obligated to pay the Company, the obligation to pay is not contingent on resale of the product, the buyer has economic substance apart from the Company, the Company has no obligation to bring about the sale of the product, the amount of returns can be reasonably estimated and collectability is reasonably assured.

Revenue is recognized when title and risk of loss are transferred to customers, collection of sales is reasonably assured, and the Company has no further performance obligations. This is generally at the time products are received by the end-user customer. Accruals for estimated discounts, product returns and rebates, determined based on historical experience, reduce revenues at the time of sale.

Accruals for Distribution Fees and Product Returns

The Company establishes accruals for distribution fee and product returns in the same period the Company recognizes the related sales and reduces revenues for these accruals.

Accrued distribution fees include amounts due to Curascripts and are based on the volume of products sold by Curascripts. When a charge against earnings is recorded, the offsetting credit is recorded as a liability.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period during which customers have a right of return, which is in turn based in part on estimates of the remaining shelf life of the Company’s products when sold to customers. Product returns are accrued based on historical and industry experience, and have historically not been significant.

When a charge against earnings is recorded for estimated future product returns, the offsetting credit is established in accrued expense account. At the time of an actual product return, which generally occurs with a delay after the related sale, the Company records the event as a reduction in the accrued expense account.

In all cases, judgment is required in estimating these reserves, as actual product returns and distribution fee could be different from the estimate.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cost of Goods Sold

Cost of goods sold includes the costs of finished goods purchased, and amortization of intangible assets associated with the product rights acquisition. The Company is required to pay royalties on net sales of the marketed product, Deflux. Royalty expenses directly related to product sales of Deflux are classified as cost of sales. Sales outside the United States are subject to a royalty of a fixed amount per unit, but are not being incurred pending the consummation of a definitive updated license agreement with Q-Med AB. Royalties are paid on a semiannual basis and are included as a component of cost of goods sold when the expense is incurred.

Advertising and Promotion

The Company engages in promotional activities, which typically take the form of detail aids, industry publications, journal ads, exhibits, speaker programs, and other forms of media. Advertising and promotion expenditures are expensed as incurred. Total advertising costs incurred during 2010 and 2009 were approximately $3.9 million and $2.2 million, respectively.

Stock-Based Compensation

During 2009, the Board of Directors of the Company approved an Equity Unit Appreciation Plan. The Company accounts for share-based compensation in accordance with ASC Topic 718-10, Compensation-Stock Compensation-Overall (“ASC 718-10”). ASC 718-10 requires companies to recognize compensation expense in an amount equal to the fair value of all share-based awards granted to employees. The Company’s equity units will be classified as liabilities when a settlement event is probable as more fully discussed in Note 7.

Translation of Foreign Currencies

The functional currency of the Company’s foreign subsidiary, Oceana Therapeutics Limited, is the Euro. The Company’s assets and liabilities are translated using the current exchange rate as of the consolidated balance sheet date. Stockholders’ equity is translated using historical rates at the consolidated balance sheet date. Expenses and items of income are translated using a weighted-average exchange rate over the period ended on the consolidated balance sheet date. Adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiaries into U.S. dollars are excluded from the determination of net earnings (loss) and are accumulated in a separate component of stockholders’ equity. Foreign exchange transaction gains and losses are included in the Company’s consolidated results of operations.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Interest Income

Interest income consists of interest earned on the Company’s cash and cash equivalents.

Income Taxes

In accordance with ASC 740, Income Taxes, the Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The first step is recognition: the Company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumed that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

To the extent applicable, the Company recognizes potential interest and penalties relating to income tax positions as a component of the provision for income taxes.

In accordance with ASC 740, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with ultimate realization.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss), all changes in equity for cumulative translation adjustments resulting from the consolidation of foreign subsidiaries’ financial statements and unrealized gain (loss) on available-for-sale securities.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Leases

In the ordinary course of business, the Company entered into a lease agreement for office space and office equipment. The office lease has a provision to extend or renew the lease agreement, among other terms and conditions, as negotiated.

When a noncancelable operating lease includes any fixed escalation clauses and lease incentives for rent holidays or build-out contributions, rent expense is recognized on a straight-line basis over the initial term of the lease. The excess between the average rental amount charged to expense and amounts payable under the lease is recorded in accrued expenses as deferred rent.

The Company accounts for lease incentives such as tenant allowance received from landlord in accordance with the requirements of ASC topic 840-20-25-6, Leases-Operating Leases. The allowance is reflected in the consolidated financial statements as a deferred liability, amortized over the term of the lease and reflected as a reduction to rent expense.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends the fair value disclosure guidance. The amendments include new disclosures and changes to clarify existing disclosure requirements. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is in the process of evaluating the impact of ASU 2010-06.

3. Acquisitions

Q-Med Scandinavia, Inc.

On June 3, 2009, Oceana Therapeutics, LLC, the parent company of Oceana, acquired the stock of Q-Med Scandinavia, Inc., from Q-Med AB (“Q-Med”). Immediately following the purchase, Oceana merged with Q-Med Scandinavia, Inc. (such transactions referred to as the “QMSI Acquisition”). With the QMSI Acquisition, the Company gained, among other things, worldwide sales and marketing rights to Deflux (a treatment for vesicoureteral reflux and other urological

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

conditions) and Solesta (a treatment for fecal incontinence). Deflux is approved for sale in the U.S., Canada, the European Union and a variety of countries around the world. Solesta is approved for sale in Canada and the European Union, but is not yet approved for sale in the U.S. At the time of the QMSI Acquisition, a pivotal clinical study was ongoing. The Solesta pivotal clinical trial was completed in November 2009 and formed the basis for a Post Marketing Approval filing (the “Solesta PMA filing”) with the U.S. Food and Drug Administration (“FDA”) on April 9, 2010. If approved, the Solesta PMA filing would enable the Company to sell Solesta in the U.S. market.

In connection with the QMSI Acquisition, Oceana Therapeutics LLC paid $60 million to Q-Med. In addition to this initial purchase price, the Company is also contingently obligated to pay Q-Med future net sales-based milestones of up to an additional $45 million. Moreover, the Company is required to pay semiannual royalties based on a percentage of net sales (for the U.S.) and a fixed amount per unit sold (for net sales outside the U.S.). Additionally, the Company is obligated to pay Q-Med $15 million following approval of the Solesta PMA filing by the FDA, and reimburse Q-Med for certain development expenses associated with the pivotal clinical trial and regulatory filings.

The QMSI Acquisition also provided a supply agreement between Q-Med and the Company whereby Q-Med is the Company’s sole source supplier of Deflux and Solesta for U.S. and International markets. Additionally, the Company was able to retain a number of key employees and sales representatives in the U.S. and certain European countries so that Deflux and Solesta could be sold with minimal interruption in the marketplace.

The purchase price was allocated to the assets acquired and assumed liabilities based on estimated fair value as follows (in thousands):

Fair Value of Assets	Valuation Assigned

Acquired inventory	$182
Intangible assets – Deflux	52,898
Intangible assets – Solesta	9,861
In-process research and development – Solesta	11,702

Fair value of assets acquired	74,643
Less contingent consideration	(14,480)

Fair value of net assets acquired on June 3, 2010	$60,163

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

In determining the fair value of all of the Company’s intangible assets (Deflux and Solesta) and in-process research and development related to Solesta, the Company used the income approach, specifically an excess earnings method to the net estimated future cash flows attributable to these assets for the projection period less any capital charges for the use of other business assets. In determining the fair value of the contingent consideration, management developed five revenue scenarios based on different expectations for volume growth and price increases. These five scenarios implied different timings for the milestone payments. The probability of each scenario was then used to derive the expected payments. The fair value of the contingent consideration was determined by adding the present values of PMA payments and the present value of the milestone payments.

4. Intangible Assets

The intangible assets with definite lives consist of Deflux® and Solesta® patents. These intangible assets are being amortized on the straight-line method over their estimated useful lives of six years. Amortization expense related to intangible assets was $9,512 and $5,186 for the years ended December 31, 2010 and 2009, respectively. The in-process research and development intangible asset has an indefinite useful life and therefore is not being amortized.

The Company’s intangible assets consist of the following (in thousands):

	December 31, 2010
	Gross	Accumulated Amortization	Net
Intangible assets with finite lives:
Deflux®	$52,898	$12,398	$40,500
Solesta®	9,861	2,300	7,561

	62,759	14,698	48,061
In-process research and development	11,702	—	11,702

Total intangible assets	$74,461	$14,698	$59,763

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

4. Intangible Assets (continued)

	December 31, 2009
	Gross	Accumulated Amortization	Net
Intangible assets with finite lives:
Deflux®	$52,898	$4,346	$48,552
Solesta®	9,861	840	9,021

	62,759	5,186	57,573
In-process research and development	11,702	—	11,702

Total intangible assets	$74,461	$5,186	$69,275

The weighted average amortization period for intangible assets subject to amortization is five years at December 31, 2010.

The estimated amortization expense for the next five years is as follows (in thousands):

Year ending December 31:
2011	$9,331
2012	9,331
2013	9,331
2014	9,331
2015	1,970

$39,294

Uriprene®

On July 20, 2009, the Company acquired the exclusive development and worldwide marketing rights to Uriprene®, a biodegradable ureteral stent, for an upfront payment of $0.2 million. As the product is in the development stage, and the acquisition is not considered a business under current accounting rules, the entire payment was charged to research and development expense.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

5. Property and Equipment

Property and equipment consisted of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009

Auto	$44,913	$44,913
Leasehold improvements	104,164	104,164
Office equipment	84,830	76,472
Furniture and fixtures	260,182	257,040
Computer equipment and software	302,935	272,321

	797,024	754,910
Less accumulated depreciation	(343,423)	(128,312)

Property, plant and equipment, net	$453,601	$626,598

Included in the net book value of property, plant and equipment at December 31, 2010 was $44,913 of assets financed through an auto loan. Depreciation expense was $215,111 and $109,311 for the years ended December 31, 2010 and 2009, respectively.

6. Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

6. Financial Instruments (continued)

The Company may also be required, from time to time, to measure certain other financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short-term nature.

The Company in the normal course of business periodically enters into foreign exchange forward contracts to reduce the risk associated with currency movements (primarily between the U.S. Dollar, the Euro and Swedish Krona) related to committed inventory purchases denominated in foreign currency. The Company does not enter into these contracts for the purpose of trading or speculation. The fair value of foreign currency contract derivatives is based on quoted prices for similar assets or liabilities in active markets adjusted for nonperformance risk.

The Company designates its forward foreign currency contracts as effective cash flow hedges. In order to qualify as effective cash flow hedges, the Company’s forward foreign currency contracts must satisfy various criteria. Those criteria include documenting, at inception, the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation includes identifying the hedged instrument, the hedged transaction, the nature of the risk being hedged, and how the hedging instrument’s effectiveness in hedging the exposure to the hedged transaction’s variability in cash flows attributable to the hedged risk will be assessed. In addition, the forecasted transactions that are being hedged are specifically identifiable and the occurrence of the forecasted transactions is probable. The critical terms of the Company’s foreign currency contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of the contracts should be highly effective in offsetting changes in the expected cash flows from the forecasted transactions. Accordingly, changes in the fair value of forward exchange contracts are recorded in other comprehensive income, net of related tax effects, with the corresponding asset or liability recorded in the consolidated balance sheets.

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity and uses observable market-based inputs.

For all hedging activities, the ineffective portion of a derivative’s change in fair value is immediately recognized in other income (expense). For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) during the period of change. The Company believes that any such non-designated instruments would offset the economic risks of the hedged items. Ineffectiveness of the hedged items is not significant.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

6. Financial Instruments (continued)

At December 31, 2010, and 2009 respectively, the notional amounts and estimated fair values, using quotes from external sources (Level 2), of the Company’s outstanding forward foreign currency contracts are detailed below:

	December 31
	2010		2009
Foreign Currency	Fair Value – Asset	Notional Amount	Fair Value – Asset (Liability)	Notional Amount

Euro	$50,037	$587,489	$2,176	$196,917
Swedish Krona	$13,593	$1,080,840	$(44,743)	$1,686,068

Cost of sales includes losses of $15,193 and $5,865 in 2010 and 2009, respectively, related to the settlement of foreign denominated inventory purchases.

The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis at December 31, 2010 and 2009, respectively, by level within the fair value hierarchy. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

	December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets and liabilities
Assets:
Money market	$3,010,980	$—	$—	$3,010,980
Foreign exchange forward contract	—	63,630	—	63,630

Total assets at fair value	$3,010,980	$63,630	$—	$3,074,610

Liabilities:
Contingent purchase price	$—	$—	$16,087,250	16,087,250

Total liabilities at fair value	$—	$—	$16,087,250	$16,087,250

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

6. Financial Instruments (continued)

	December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets and liabilities
Assets:
Money market	$5,754,151	$—	$—	$5,754,151

Total assets at fair value	$5,754,151	$—	$—	$5,754,151

Liabilities:
Foreign exchange forward contract	$—	$42,567	$—	$42,567
Contingent purchase price	—	—	14,480,000	14,480,000

Total liabilities at fair value	$—	$42,567	$14,480,000	$14,522,567

There has been a change in fair value of the Company’s Level 3 contingent purchase price during the year ended December 31, 2010.

The following is a reconciliation of the beginning and ending balances of Level 3 contingent consideration.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Contingent Consideration

Beginning balance at December 31, 2009	$14,480,000

Total gains or losses (unrealized):

Included in earnings	1,607,250

Purchases, issuances, sales/exercises and settlements	—

Ending balance at December 31, 2010	$16,087,250

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

6. Financial Instruments (continued)

The significant assumptions used in preparing the valuation of the Company’s contingent considerations as of December 31, 2010 include (i) discount rate (35.5%), (ii) risk free interest rate (20-year U.S. Treasury yield of 4.58%), (iii) market risk premium (6%), (iv) premium for small size (9.53%), and (v) probability of success (90%).

If the Company’s estimates regarding the fair value of these future considerations are inaccurate, a future adjustment to these estimated fair values may be required. Additionally, these estimated fair values could change significantly.

7. Capital Structure

Common Stock

Following the recapitalization and QMSI Acquisition, the Company has one class of common stock. As of December 31, 2010, common stock consisted of the following:

	Par Value	Authorized, Issued and Outstanding Shares	Amount

Common stock	$0.001	77,250,000	$7,725

Equity Units

During 2009, the Company’s Board of Directors approved an Equity Unit Appreciation Plan (the “2009 Plan”). Pursuant to the 2009 Plan, the Company granted profit interests (the “Equity Units”) to certain of its executives and employees. The Equity Units have two subclasses: Service Units and Performance Units. Subject to forfeiture and participation provisions, as detailed in the 2009 Plan, the holders of Equity Units shall have rights with respect to profits of the Company upon a qualifying event. The Equity Units are not convertible into common stock and are not saleable or generally transferable.

The Company’s Board of Directors approved 4,055,627 Equity Units, as defined, available for grant, of which 1,782,000 Equity Units have been granted. The Equity Units were granted to the holders at no cost.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

7. Capital Structure (continued)

In total, 16.67% of the Equity Units granted were Service Units and the remaining 83.33% of the Equity Units granted were Performance Units. These grants participate in the Company’s profits only upon certain change of control or liquidation events and only if, upon the occurrence of such an event, Kelso Investment Associates VIII, L.P. receives an internal rate of return, compounded annually, on its investment in Oceana Therapeutics, LLC of at least 8% and the Final Value, as defined in the Oceana Therapeutics LLC Agreement, is at least greater than 2.0 times the Initial Value, as defined in the Oceana Therapeutics LLC Agreement. All Equity Units will participate in distributions if the Final Value is greater than 4.5 times the Initial Value, and the Equity Units will participate in profits and losses on a ratable basis in the event that the Final Value is greater than 2.0 times but less than 4.5 times the Initial Value. Equity Units granted to an executive or employee are subject to forfeiture if the executive or employee ceases to be employed by the Company prior to a change in control. Equity Units not eligible to participate in distributions are automatically forfeited.

A summary of the Equity Units granted during the year ended December 31, 2010 is presented below:

Service Units	Units	Grant Date Fair Value

Outstanding Service Units at December 31, 2009	204,000	$—

Granted	93,000	—

Outstanding Service Units at December 31, 2010	297,000	$—

Performance Units	Units	Grant Date Fair Value

Outstanding Performance Units at December 31, 2009	1,020,000	$—

Granted	465,000	—

Outstanding Performance Units at December 31, 2010	1,485,000	$—

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

No compensation expense will be recognized for the Service Units and Performance Units until a change in equity control is probable as the exercisability and number of units to be received is contingent upon that event. Accordingly, compensation expense relating to the fair value of the Service Units and Performance Units will be measured and recorded upon the occurrence of a change in control.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes

As of December 31, 2010, the Company does not believe any material uncertain tax positions are present; therefore, interest and penalties have not been accrued. All income tax returns filed since the inception remain subject to examination. The Company has not recorded a current tax provision (benefit) for federal income taxes, as the Company has incurred operating losses since its inception. The Company had federal and state net operating loss (“NOL”) carryforwards of $7,525,088 at December 31, 2010 and $4,519,903 at December 31, 2009 which may be available to offset future federal and state income tax liabilities and expire at various dates beginning in 2024. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income, if any. Subsequent ownership changes could further affect the limitation in future years.

The Company recorded a deferred tax provision of $264,853 for the year ended December 31, 2010. The provision for income taxes differs from taxes that would have been provided at the U.S. federal statutory rate of 35% and Irish statutory rate of 12.5% due to the valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2010 and 2009 are as follows (in thousands):

	December 31
	2010	2009
Deferred tax assets:
Net operating losses	$3,720	$1,616
Amortization of organizational cost	841	905
Amortization of intangible assets	(21)	2,421
Other	1,447	539

Total deferred tax assets	5,987	5,481
Less valuation allowance	(5,987)	(5,481)
Deferred tax liability:

Amortization of purchased in-process research and development	(1,127)	(862)

Total deferred tax liability	$(1,127)	$(862)

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The Company established a valuation allowance at December 31, 2010 and 2009 because the Company determined that it was more likely than not that all of the deferred tax assets would not be realized. The total change in the valuation allowance for 2010 was approximately $506,000.

9. Operating Leases and Commitments

Minimum annual rental commitments under noncancelable operating leases, primarily office facilities in effect at December 31, 2010, are as follows:

2011	$288,348
2012	292,368
2013	297,996
2014	277,456
2015 and thereafter	19,698

$1,175,866

Rent expense under operating leases was $229,269 for the year ended December 31, 2010.

The Company’s future minimum commitments under non-cancelable auto loan in effect at December 31, 2010 are as follows:

2011	$8,362
2012	8,362
2013	8,362
2014	3,485
2015	—
Thereafter	—

$28,571

The Company is contractually obligated to make potential future success-based development, regulatory and commercial milestone payments in conjunction with acquisitions. These payments are contingent upon the occurrence of certain future events. The amount and the probability of contingent payments have been reflected on the Company’s consolidated financial statements. The contingent purchase price adjustment was $14,480,000 for 2010 and 2009, respectively.

Oceana Therapeutics, Inc.

Notes to Consolidated Financial Statements (continued)

9. Operating Leases and Commitments (continued)

If the Company’s estimates regarding the fair value of the future considerations are inaccurate, a future adjustment to these estimated fair values may be required. As such, obligations related to the acquisition of Q-Med which occurred in June 2009 include contingent cash payments up to approximately $45 million that would be owed to Q-Med shareholders under the Company’s acquisition agreement of Q-Med.

10. Subsequent Events

In preparation of its consolidated financial statements, the Company completed an evaluation of the impact of any other subsequent events through May 25, 2011, the date these consolidated financial statements were available to be issued, and determined there were no subsequent events requiring disclosure in or adjustment to these consolidated financial statements.